Exhibit 99.2

2Q2013 Conference Call Script

August, 15 - 11:00 a.m.

Opening – Alison Ziegler

Good morning and welcome to the Guided Therapeutics conference call and webcast to discuss second quarter 2013 results.

For today's call we have: Guided Therapeutics CEO and President Dr. Mark L. Faupel and company controller Charles Rufai (Roof-eye) Certified Public Accountant.

During this call the Company will be making forward-looking statements. These statements can obviously differ from actual results, so to rely on them is subject to risk. Factors that could cause forward-looking statements in this call to differ materially from actual results are discussed in the company's Form 10-K for the year ended December 31, 2012, any subsequent filings with the Securities and Exchange Commission

So at this time I will turn the conference call over to Mark.

Welcome – MLF

Thank you, Alison and welcome everyone.

During the second quarter we continued to focus on our international launch of LuViva. The highlight of the period was the three million dollar order from our distributor for the Turkish Ministry of Health. The first device and disposables under the contract are expected to ship this week. We initially had anticipated shipping 7 units to Turkey in the second quarter but we were delayed by requests from the distributor for market-specific software changes, in essence to allow the user to enter more detailed patient information directly into the device. The remainder of the 7 units is expected to ship shortly. As a reminder this contract runs through the end of 2014.

The six units that were shipped in the second quarter went to Turkey, the Czech Republic, Nigeria and Italy. We remain on track to accelerate our product roll out to our distributor network over the remainder of the year. Additional promising markets we are planning to ship to in 2013 include France, Mexico, India, Russia and Israel.

We also recently kicked off a marketing trial in Canada with internationally recognized expert, Dr. James Bentley to help build a body of evidence for use in marketing the product and to help us fulfill grant obligations. Doctor Bentley is General Secretary of the International Federation for Cervical Pathology and Colposcopy. At a recent meeting, he shared with us how LuViva has impacted the efficiency of his clinic. He recently had a number of women scheduled for colposcopy, the follow up procedure for a suspicious Pap test, and was called away for an emergency. He reported to us that instead of rescheduling all the women, who, in Canada, can wait for up to six months for a colposcopy appointment, he had his nurses perform the LuViva test on all of them – thus avoiding sending these women home and having to reschedule their follow up tests.

The large backlog of women waiting for colposcopy in Canada is one of the reasons the Canadian government and our distributor are so excited about LuViva’s potential to improve the timely care of women who have been told they may have disease.

We also recently attended the Annual Clinical meeting of the Society of Obstetricians and Gynecologists of Canada in June with our distributor. It was very productive, enabling us to meet hundreds of obstetricians, gynecologists, and other allied health professionals. In Canada, our first market to launch, we currently anticipate receiving follow on orders from our distributor CanMed, and others, later this year as initial LuViva stocking units are sold to end users.

Today we have 18 countries under definitive distribution agreements in Europe, North America, Asia and Africa, which represents only about ten percent of the international opportunity. These agreements bring the aggregated potential revenues over the next three years from JUST the contractually agreed to minimum orders, to approximately 41 million dollars. As we have mentioned previously, this is a conservative number given that it is just the contractual minimums and does not include any preliminary or future agreements. Thus far in 2013, 3.5 million dollars of the 41 million dollars in contractual minimum orders have been converted to actual purchase orders. We recorded revenue of about 248 thousand dollars through June 30, 2013 and we have about 159 thousand dollars in sales orders subsequently, for a total of about 407 thousand to date. I would still advise our investors that achieving these goals is subject to the acquisition and maintenance of local approvals in an environment of increasing regulatory stringency, as well as the successful and timely launch of the product, and the performance of our distributors.

For the 3rd Quarter, we have purchase orders in hand for 12 units and we plan on accepting additional orders this quarter as part of our target to ship a total of 15-20 units for the quarter ending September 30, 2013. In addition to Turkey, we have plans to ship product to Europe and Africa in the third quarter along with a number of disposable cervical guides.

As we have commitments for our existing inventory, we are in the process of acquiring additional device components to meet demand. Our sales team is very excited by the early response and the opportunities they see, however we continue to control the pace of our launch to minimize the impact of any unforeseen issues that can arise with the introduction of any new product.

We are staging the formal engagement of new distributors for the remainder of the year to meet expected production and available marketing resources. During the second half of the year and as businesses pick back up after the generally slow summer period, we expect new distribution partners in Europe, South Asia and Latin America. Today, we have distributor candidates from more than two-dozen countries that we are in the final stages of qualifying.

We are gratified by the positive response we see all over the world to our technology, from current users in Canada, industry opinion leaders in the U.S., to government agencies in the Middle East. It is a very exciting time for the company and, together with our distributors, we are working hard to change the way cervical disease is detected.

PAUSE

Now a quick update on the FDA.

We are still awaiting a formal response from FDA on our amended premarket approval application for LuViva. Our filing is not part of FDA’s regulated 180-day timeline under MDUFA (or the Medical Devise User Fee Act) and as such does not take priority over MDUFA regulated applications. Based on conversations with FDA, we believe their backlog of those applications covered under the act has delayed FDA’s formal response to our amended PMA. Despite this, we believe the review is in the final stages of signoff and expect to hear from FDA this quarter. As soon as we receive any indication from the agency, we will report the results to you.

Finally, excluding any potential capital requirements related to FDA approval and a US launch, we believe that with the capital we have today, we can break even from our international business in the next 12 to 18 months, without the need to raise additional capital. This confidence is based on the following events which occurred during the quarter.

1)	The receipt of 3 million dollars in purchase orders from our Turkish distributor for a cervical cancer control program sponsored by the Ministry of Health. The purchase orders include a large number of high margin disposables. Based on the economies of scale, large orders translate into reduced production costs and therefore a quicker ramp up in operating margins for all international sales, and at a rate that is exceeding expectations.
2)	The build-up of inventory, devices in stock and devices currently recognized as work in progress.
3)	Cost reductions realized by improvements in the manufacture of the disposables
4)	Additional distribution agreements and increased interest on the part of National Health Agencies that recognize the value added of including the LuViva technology in their cervical cancer control programs.

In summary, while we wait for FDA’s formal response, our plan is to become cash flow positive next year by increasing international sales and controlling our burn rate. Of course, this plan is highly dependent not only on the performance of our production and sales teams, but also on the performance of our distribution partners to meet the minimums set forth in our formal agreements with them.

With that I will turn the call over to Charles to go over our financial results.

Charles….

Charles

Thank you Mark.

Total revenue for the three months ended June 30, 2013 was about 338 thousand dollars. This included 116 thousand dollars in sales of LuViva devices and disposables, with the remainder of revenue representing contract and grant income and license payments. This compares to revenue of about 944 thousand dollars in the same period last year which was comprised almost solely of contract and grant revenue. Revenue for the first six months of 2013 was 637 thousand dollars, including 248 thousand dollars in sales of LuViva device and disposables. Revenue in the first six months of 2012 of 1.6 million dollars which was comprised almost solely of contract and grant revenue. The year over year decline in revenue was primarily due to the decline in revenue from Konica Minolta as a result of bringing the worldwide rights to the esophageal technology back in house.

The net loss available to stockholders for the three months ended June 30, 2013 was about 2.9 million dollars, or four cents per share, compared to a loss of about 1.2 million dollars, or two cents per share, for the same period last year. The net loss available to common stockholders for the first six months of 2013 was 4.7 million dollars, or seven cents per share, compared to a net loss available to common stockholders of about 2.2 million dollars, or four cents per share, in the comparable period of 2012. The higher net loss is primarily related to the decline in contract and grant income compared to the same period last year.

Stockholders’ equity at the end of the second quarter of 2013 was about 1.7 million dollars compared to equity of about 1.1 million dollars at the end of our fiscal year ended December 31, 2012. The change was mostly due to the shares issued as part of the company’s recent financings.

Cash on hand at the end of the second quarter was about 2.0 million dollars compared to about 1.0 million dollars at the end of our fiscal year on December 31, 2012. As previously announced, in early March we received about 1.6 million dollars from the exercise of approximately 2.5 million warrants priced at 65 cents. And in May, the Company completed a private placement of its convertible preferred stock and warrants to purchase shares of its common stock for net proceeds of approximately 2.2 million dollars. Our projected monthly burn rate is about 410 thousand dollars.

At June 30, 2013, net account receivables based on current invoices total approximately 177 thousand dollars, compared to about 107 thousand dollars at the end of our fiscal year ended December 31, 2013.

The Company had approximately 607 thousand dollars of net inventory on hand at the end of the quarter.

At June 30, 2013, the Company had outstanding warrants exercisable for approximately 12.1 million shares of common stock, which if exercised could bring in an additional 10.2 million dollars in cash over the next four years. Subsequent to the end of the quarter, 128,221 warrants were converted to common shares, for which the company received approximately 83 thousand dollars.

At the end of the quarter the Company had approximately 66. 1 million shares outstanding.

While the Company has historically sought additional funding from a variety of sources and will continue to do so, management believes that its anticipated future sales, as well as other funds from partnerships and grants, should be sufficient to support existing operations through the fourth quarter of 2014.

I’ll now turn the call back over to Mark…….

Mark

Thank you Charles.

Finally, before we open the call to your questions, I’d like to update everyone on our key goals for the remainder of 2013:

•	First, we anticipate notification from the FDA on our Amended PMA in the third quarter.
•	Next, we plan to continue to ramp up our manufacturing and are supporting the rollout in Canada and Turkey as well as other select markets in Europe in the second half of the year. We have additional parts on order to ensure we can support demand in 2013.
•	Third, we expect to accelerate the announcement of definitive agreements for international distribution in Europe, Africa, the Americas and Asia, during the fall, in accordance with manufacturing capacity.

This is an exciting time as we transition to a marketing and sales driven Company. We continue to make significant progress on all fronts. While we believe we are on the verge of hearing from the FDA, we continue to execute on our international launch. We have an excellent group of high quality distributors to help us introduce LuViva while we ramp up production to help meet demand. We also have been very pleased by the large proportion of disposables that have been associated with early orders in markets such as Turkey. The leverage this has on our manufacturing costs, and therefore our margins is what gives us increasing confidence that we should be able to reach breakeven sometime in 2014, without the need for additional capital.

Thank you for your time. We look forward to updating you on our progress in the weeks and months to come. I’ll now turn the call over to the operator for your questions.

After taking questions

Thank you operator, thanks to everyone on the call. We look forward to speaking with you again soon.